Exhibit 99.2

Annual Servicer's Certificate

Standard & Poor's Ratings Services
55 Water Street
New York, New York 10041
Attention: Asset-Backed Surveillance Group

Fitch Ratings
One State Street Plaza
New York, New York 10004
Attention: Structured Finance

Moody's Investors Service Inc.
99 Church Street
New York, New York 10007
Attention: Structured Finance

Deutsche Bank Trust Company Americas
Attn: Peter Becker
280 Park Avenue
New York, New York 10017

SLC Student Loan Trust-I
c/o Wilmington Trust Company
Rodney Square North, 1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Trust Administration

As an officer of The Student Loan Corporation, the Master Servicer of SLC Student Loan
Trust-I, I hereby certify that:

(a)	a review of the activities of the Servicer during the preceding calendar year and of its performance under the Servicing Agreement has been made under my supervision, and

(b)	to the best of my knowledge, based on such a review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the period ended December 31, 2004, and there have been no known defaults in the fulfillment of such obligations.

/s/ Daniel P. McHugh                                                                             March 31, 2005
Daniel P. McHugh                                                                                         Date
Chief Financial Officer
The Student Loan Corporation, as Servicer